Exhibit 10.16

EMPLOYMENT AGREEMENT

G.J.M. VERSTEEGH

THE UNDERSIGNED:

(1)

The company with limited liability THE ORGANIC CORPORATION B.V. (The “Company”), with registered office and place of business in Amsterdam, the Netherlands, at (PrinsHendrikkade 14, 1012, for the purpose hereof lawfully represented by Steve Bromley, CEO of SunOpta.

(2)	G.J.M. Versteegh (the “Employee”), born on [date omitted] and residing at [address omitted].

Hereinafter referred to as the “Parties”

WHEREAS:

(A)

This Employment Agreement (the ‘Agreement’) is in substitution of any previous agreement or management agreement (whether written or verbal) which may exist between the Company and the Employees or management company of the Employee. Any such contract shall be deemed to have been terminated by mutual consent as from the date when this Agreement is signed;

(B)	The Employee is duly assigned by the General Meeting of Shareholders of the Company (“GMS”) to be Director under the Articles of Association (the “Articles”) of the Company;

(C)	The Employee has been employed by the company as per April 2, 2008;

(D)

The Company wishes to express its appreciation for the Employee’s role within the Company and the efforts he makes and has made. Assuming that the Employee will remain employed by the Company for at least two more years, the Company has implemented changes to the Employee’s salary and long term-incentive and is further willing to offer the following terms and conditions of employment.

(E)	Parties have agreed on the new the terms and conditions of employment, that they wish to record in writing.

HEREBY AGREE AS FOLLOWS:

1	Commencement and term of employment

	1.1	The Employee is employed by the Company in the position of Director under the Articles (“Statutair Directeur”) for an indefinite period of time.

1.2

This Agreement shall in any event, without prior notice of termination being required, end on the first day of the month in which the Employee reaches the pensionable age of 65 or if this is later, the pensionable age set out by law (“AOW-gerechtigde-leeftijd “)

1.3

The Employee hereby agrees to at a minimum remain in his current position with the Company for a period of no less than two years from the date of signing this Agreement. Should the Company wish to terminate this Agreement during the initial two year period without cause; the Employee will be entitled to a severance payment amounting to his salary and benefits of the months remaining until the end of the two year period, and under no circumstances will the provision of salary and benefits be less than one year. During this two year period should the Employee feel that due to circumstances imposed by senior management of SunOpta Inc. that he is no longer able to be effective in his role, he may resign his position by providing twelve months advanced notice of his last day of work, and in this case, there will be no penalties imposed on the Employee specific to this resignation.

Exhibit 10.16

1.4

The Parties explicitly agree that for the purpose of calculating entitlements such as terms and conditions of employment, service years and possible severance payments, the commencement date of employment is April 2, 2008. The Employee acknowledges the fairness of this clause and accepts that the Purchase Price he received as an indirect shareholder includes every other entitlement he may have accrued before the starting date above.

1.5

After the initial two year period, The Employee may resign his employment with the Company upon providing at least six months advanced notice of his expected last day of work (‘resignation date’). Once the Company has received the resignation by the employee it may, at its sole discretion, terminate the employment at any time prior to the resignation date in which case the Employee will continue to be paid up to his original ‘resignation date’ and the Company will have no liability for termination severance pay or damages whether at common law or otherwise.

1.6

In the event of termination of the employment agreement by the Company without cause after the initial two year period has ended, starting per the signing date of this agreement, the employee will receive the higher of severance benefits equivalent to twelve months base salary, including holiday allowance and bonus (based on the average amount of the previous two years), or severance benefits calculated as per the formula provided by the Cantoral Court formula.

2	Duties and powers

2.1

As Director of the Company, the Employee shall have all powers and duties by law and by with due observance however of the powers of the other director or directors, if any, already in office or subsequently to be appointed, and the Employee shall devote all his energy and skills to the Company.

	2.2	The Employee undertakes to perform the duties attached to his position to the best of his abilities and in accordance with the applicable provisions of the Dutch Civil Code and the Articles.

2.3

The Employee shall report periodically to the Company’s board of supervisory directors (“Raad van Commissarissen”) on his task and responsibilities as Director of the Company. The Company reserves the right to make changes to this line of report unilaterally.

Exhibit 10.16

2.4

The GMS shall be entitled to appoint more than one director, whereby each director’s title shall be specified by the GMS. If the Company has more than one director at any time, these individuals shall allocate their duties in mutual consultation, in accordance with directives adopted by the GMS. The Employee shall also perform the functions reasonably assigned to him by the Company for the companies affiliated with the Company. Such functions shall be governed by the terms and conditions contained in this Agreement and shall not entitle for Employee to any further remuneration.

2.5

The Employee shall perform his duties from the office of the Company in Amsterdam. If so required in the opinion of the Company, the Employee may be transferred to another location, such transfer to be arranged in mutual consultation between the Company and the Employee.

3	Salary

3.1

As part of discussions related to signing this Agreement, the Employee has been granted an all inclusive salary of Euro 250,000 gross per year, to be paid in twelve equal monthly installments payable in arrears on the last day of every calendar month. This salary includes holiday allowance and a contribution to a possible pension of the Employee, and includes the contribution to any collective WIA/WGA – insurance customarily paid by the Company to its employees. If the Company should be obliged to pay pension premiums because of a mandatory participation in a pension fund/scheme or otherwise, the aforementioned salary shall be reduced with the amount of such pension premiums.

3.2

The Employee shall be eligible to participate in the Company bonus plan with a target bonus of 40% of base salary. All terms and conditions of the bonus plan apply and the bonus plans are subject to changes and final approval annually by the Board of Directors.

3.3

Long-Term Incentive – The Employee has been granted 35,000 stock options effective March 6, 2012, and a further 35,000 stock options effective May 6, 2012. Ffuture long-term incentives will be granted on an annual basis, subject to approval of the Board of Directors.

4	Business Expenses

	4.1	Any business expenses which the Employee has reasonably incurred on the occasion in the fulfillment of his duties shall be reimbursed to the Employee upon presentation of bills and proof of payment.

Exhibit 10.16

5	Mobile phone and Laptop Computer

	5.1	For the purpose of performing his duties, the Company makes available to the Employee a mobile phone and laptop computer. This phone and computer will be used primarily for business purposes.

5.2

The expenses incurred on account of the use of the mobile phone made available shall be for the account of the Company only if and to the extent that this telephone is used nearly entirely for business purposes.

6	Holidays

6.1

The Employee shall be entitled to 30 paid holidays for each full calendar year that the Agreement continues, to be taken in consultation with the Company, while taking the Company’s interests at heart as much as possible. In the event of an incomplete calendar year, a pro rata entitlement shall apply. Paid holidays are to be taken within the same calendar year they are earned with a maximum of 5 days carry over into the next year.

7	Pension

	7.1	The Company shall not make any pension arrangement for the benefit of the Employee.

8	Health Insurance

	8.1	The Company shall pay a monthly allowance for a health insurance contribution in accordance with the maximum as mentioned in the Care Insurance Act (‘Zorgverzekeringfonds’).

9	Illness or disability

9.1

In the event of the Employee’s incapacity to work on account of illness or disability, the Company shall for a maximum period of 52 weeks, but until no later than the date with the Employees employment hereunder ends (if that date is the earlier), continue to pay 100% of the salary as specified in Article 3 of this Agreement, subject to deduction of any benefits to be received by the Employee under the social security laws and/or benefits under any other relevant insurances taken out by the Company. During the next 52 weeks the Company shall also pay 70% of the Employee’s gross salary, unless the Agreement ends earlier.

9.2

For the purposes of this Article and Articles 4 and 5, periods of incapacity to work following each other at intervals of less than four (4) weeks shall be regarded as one consecutive period of incapacity to work.

9.3

On pain of forfeiture of his entitlement to continued payment of salary pursuant to this Article, the Employee must strictly comply with the guidelines and instructions given by or on behalf of the Company regarding sick leave and if so requested must cooperate in any medical examination with regard thereto. Forfeiture of the right on continued payment as provided above shall not prejudice the application of other sanctions in the respect.

Exhibit 10.16

10	Ancillary activities/remuneration from third parties

	10.1	During his employment, the Employee shall not perform any ancillary activities in any way and in any form whatsoever, regardless of remuneration, without prior written approval of the Company.

10.2

During his employment, the Employee shall not be permitted to have or take in any way, whether directly or indirectly, any interest in companies pursuing activities in competition with or related to the activities of the Company and/or the companies affiliated with the Company, or any interest in companies who are suppliers and/or licensors and/or principals and/or buyers and/or licensees of the Company and/or the companies affiliated with the Company, without prior written approval of the Company.

	10.3	The Employee shall not accept any monies or other remuneration from third parties in connection with his activities for the Company and/or the companies affiliated with the Company.

11	Non-competition and restrictive covenant

11.1

During the lifetime of this Agreement and for a period of 24 months after termination of this Agreement – irrespective of the manner in which and the reasons why this Agreement has been terminated – the Employee shall not without the Company’s prior written consent:

a) In any manner, directly or indirectly, whether or not for a fee, by working for or be involved in any person, institution, company or enterprise which performs any activities competitive, similar or related to those of the Company, or any of the Company’s affiliated companies, nor have an interest therein except for an interest of less than 5(five) % for investment purposes in a public listed company;

b) In any manner whatsoever, directly or indirectly, have business contacts with (legal) entities with whom the Company has had any business contacts in the past two (2) years prior to the end of this Agreement;

c) In any way employ employees or persons who in the period of two (2) years prior to the end of this Agreement are or have been employed by the Company and/or any of the Company’s affiliated companies, or induce the before mentioned employees or persons to terminate their employment contract with the company, irrespective of the reason why.

12	Confidentiality and non-disclosure

12.1	During his employment hereunder as well as after its termination – irrespective of the manner in which and the reasons for which his employment may be terminated – the Employee shall treat as strictly confidential and shall not disclose to third parties, whether directly or indirectly, in any form or manner whatsoever, any information which comes or has come to his knowledge regarding the business and interests of the Company and/or the companies affiliated with the Company and/or its customers and other business relations, all this in the broadest sense, unless the discharge of his duties as a Director of the Company requires the disclosure of such information to third parties on a need-to-know basis.

Exhibit 10.16

12.2

In the event that the Employee is suspended and upon termination of his employment hereunder – irrespective of the manner in which and the reasons for which his employment may be terminated – the Employee shall at the Company’s first request to that effect surrender to the Company all property of the Company in his possession as well as all documents which in any way whatever relate to the Company and/or companies affiliated with the Company and/or its customers and other business relations, all this in the broadest sense, as well as all copies of such documents (whether or not recorded on data carriers) and property.

13	Business Relations

13.1

The Employee acknowledges that all client prospects of the Company belong to the Company, and the Employee will not for a period of two (2) years after the termination of this Agreement solicit or have (business) contact with any client prospect or client contact of Company or any affiliated company of the Company.

14	Intellectual Property Rights

14.1

All intellectual property rights, including but not limited to copyright and patent, design and trade mark rights, in any products, works and/or services developed by the Employee during or in connection with his employment hereunder shall vest in the Company.

14.2

The Employee hereby, in so far as necessary, assigns to the Company, which assignment is hereby accepted by the Company, all intellectual property rights in any products, works and/or services developed (completely or in part) by the Employee during or in connection with his employment hereunder. The Employee agrees that where this assignment (or part thereof) should at any time prove to be legally invalid, shall at such time assign said rights – without imposing any condition theron-to the Company by a separate deed.

	14.3	In respect of the products, works and/or services referred to in this Article, the Employee hereby waives any and all moral rights as defined in Section 25 of the Copyright Act.

14.4

The provisions of this Article imply that both during his employment hereunder and at any time thereafter the Employee shall not be permitted to commercially exploit or cause others to commercially exploit in whatever manner and/or to register or cause others to register any products, works and/or services developed by him during or in connection with his employment hereunder.

	14.5	The parties agree that the salary of the Employee is deemed to include compensation for deprivation (if any) of intellectual property rights.

Exhibit 10.16

15	Penalty Clause

15.1

In the event that the Employee commits any breach of Articles 10, 11, 12, 13 and/or under 14 he shall, invariance from the provisions of Section 7:650 subsections 3 and 5 of the Civil Code, forfeit to the Company an immediately payable penalty of Euro 500,000. – for each such breach, to be increased by Euro 10,000. – for each day that any such breach continues, without prior notice or judicial intervention being required and entirely without prejudice to the Company’s right to demand full compensation for the loss actually suffered by it and/or demand specific performance instead of the aforesaid penalty but – for breach of Articles 11 and 13 – less the amount of any penalties payable by the Employee pursuant to the SPA.

16	Final Provisions

	16.1	This Agreement and any dispute which may arise from or in connections with this Agreement shall be governed by the laws of the Netherlands.

16.2

All income tax and social security contributions which a Company must by law deduct from this employee’s salaries and pay to the relevant authorities shall be so deducted from and paid in respect of all amounts to be paid to the Employee under this Agreement, unless it follows from the nature of the payment that it may be tax free.

16.3

If at any time it is determined by the Inspector of Taxes and/or the Implementing Authority Employees Insurances (“UWV”) that any of the payments to be made to the Employee under Articles 3.4. and 5 are (in part) subject to the levy of income tax and/or social security contributions, the compulsory deductions shall be made yet and charged to the debit of the Employee. As from such time the amounts of the relevant future payments under Articles 3,4, and 5 shall be reduced to the level at which such payments may be made tax free.

	16.4	Within the limits of reasonableness the Company reserves the right to modify and/or supplement this Agreement and all arrangements made hereunder between the parties, if in the Company’s judgment circumstances warrant such modification or supplementation.

16.5

The foregoing constitutes the entire agreement between the parties and supersedes all agreements and undertakings previously made and given by and between the Employee and the (bodies of the) Company and/or companies affiliated with the Company.

In witness whereof, this Agreement was executed to twofold and signed by the Parties in Amsterdam on

THE COMPANY	THE EMPLOYEE

/s/ Steve Bromley	/s/ G.J.M. Versteegh	Date April 2012

Steve Bromley, CEO	G.J.M. Versteegh